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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Registrant's Subsidiaries           Jurisdiction of Organization
---------------------------------   --------------------------------
Diana Trading Ltd.                  Republic of the Marshall Islands
Alterwall Business Inc.             Republic of Panama
Allendale Investments S.A.          Republic of Panama
Alcinoe Shipping Limited            Republic of Cyprus
Searoute Maritime Limited           Republic of Cyprus
Oceanpride Shipping Limited         Republic of Cyprus
Oceanopera Shipping Limited         Republic of Cyprus
Euroseas Acquisition Company Inc.   Delaware